Execution Copy

MANAGEMENT SERVICES AGREEMENT

AGREEMENT (this “Agreement”) dated as of April 27, 2007 (the “Effective Date”) by and between MDC PARTNERS INC. (formerly MDC Communications Corporation), a corporation existing under the laws of Canada (the “Company”), NADAL MANAGEMENT, INC. (formerly Stallion Investments Limited) a corporation in which Miles Nadal is the sole shareholder (“NMI”), and MILES NADAL (the “Executive”).

WITNESSETH:

WHEREAS, MDC Communications Corporation, Nadal Financial Corporation and the Executive are parties to a Management Services Agreement dated November 1, 1997 (the “Prior Agreement”), pursuant to which Executive serves as the Chairman and Chief Executive Officer of the Company;

WHEREAS, the Company wishes to assure itself of the services of NMI and the Executive, and NMI and the Executive desire to provide such services on the terms and conditions set forth below; and

WHEREAS, the parties now wish to terminate the Prior Agreement on the Effective Date and enter into this Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Term of Agreement

Subject to the termination provisions of Sections 7 and 8 hereof, the term of this Agreement shall commence on the Effective Date and shall expire on the third anniversary thereof; provided, however, the term of this Agreement shall continue for additional one-year periods thereafter unless and until either the Company or NMI shall give to the other 60 days advance written notice prior to any expiration date of its intention not to renew the term. The initial term plus any renewal period thereafter, as may be earlier terminated as provided herein, is collectively referred to herein as the “Term.” The date on which this Agreement terminates, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination.”

2. Retention of NMI

The Company hereby agrees to retain NMI as a consultant to render management services to the Company, subject to and in accordance with the terms and provisions hereof. NMI agrees to provide the Company with the services of the Executive upon the terms and conditions hereinafter set forth.

3. Services of Executive Provided by NMI

(a) Position and Authority. During the Term, NMI shall provide the services of the Executive, who shall have the position of Chief Executive Officer of the Company and, if elected by the Board of Directors of the Company (the “Board”), Chairman of the Board. The Executive shall report directly to the Board. The Executive shall have all the powers, authority, duties and responsibilities incident to the position and office of Chief Executive Officer of the Company, including effective supervision and control over, and responsibility for, the day-to-day leadership and management of the business and affairs of the Company.

(b) Responsibilities of Executive. The Executive agrees to devote his business time, attention, skills and efforts to promote with his best efforts the interests of the Company and to the due performance of his duties and responsibilities under this Agreement, consistent with Section 3(a) hereof. Notwithstanding the foregoing, the Executive shall be permitted, upon prior written consent of the Board, to serve on the board of directors of up to three companies or income trusts unaffiliated with the Company, provided that any such company does not engage in a Competing Business (as defined in Section 9(a) hereof) and does not transact business for which it is paid by the Company, except as may be approved in advance upon the prior written consent of the Board. In addition, the Executive shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided that such passive investments are not in a Competing Business and are not in a company that transacts business for which it is paid by the Company (except for an interest in a publicly held corporation of less than 2% of its outstanding shares); provided, however, that for the avoidance of doubt, the Company has determined that the current activities of the Executive with respect to his investments (listed on Exhibit A) are permitted hereunder, subject to periodic review and approval by the Board, in the event of any material change in the role or time commitment of Executive with such companies and provided that such activities do not in the reasonable judgment of the Board conflict with a full-time commitment as Chief Executive Officer of the Company. The Executive’s participation in activities outside of his duties to the Company as described above are further subject to the requirement that such activities do not interfere with the performance of his duties or responsibilities to the Company under this Agreement in a substantial manner taking into account all of the circumstances.

4. Retainer Fee and Other Payments

(a)  Annual Retainer Fee. As compensation for the services hereunder provided by NMI during the Term, the Company shall pay to NMI, on a monthly basis in arrears, an annual retainer fee (the “Annual Retainer Fee”) as follows: (i) for the first 12 months of the Term, at the rate of $950,000 per annum; (ii) for the second 12 months of the Term, at the rate of $975,000 per annum; (iii) for the third 12 months of the Term, at the rate of $1,000,000 per annum; and (iv) for any continuing period of the Term thereafter, at a rate of not less than $1,000,000 per annum or such greater amount as may be approved by the Human Resources & Compensation Committee of the Board any (the “Compensation Committee”).

(b)  Annual Bonus. During the Term, in respect of all calendar years beginning January 1, 2007, NMI shall be eligible to receive an annual fee as a bonus from the Company (the “Annual Bonus”). The targeted range of payment under the Annual Bonus shall be up to 250% (assuming maximum performance) of the then current Annual Retainer Fee, based upon criteria determined by the Compensation Committee, following discussion with the Executive. Such criteria shall include the Executive’s performance, the overall financial performance of the Company and such other factors as the Compensation Committee shall deem reasonable and appropriate. Payment of the Annual Bonus (if any) shall be made at such time and in accordance with such procedures and forms of payment as may be approved by the Compensation Committee. Notwithstanding the foregoing, in respect of the Annual Bonus for calendar year 2007 (and not for any future years), the Company shall pay to NMI following each calendar quarter, assuming that the Compensation Committee determines in its discretion that the performance targets and other criteria for the Annual Bonus are being met based on then-current projections, quarterly installment amounts of $296,875 each (which in the aggregate represents one-half of the Annual Bonus at the maximum performance level for 2007), to be paid in accordance with past practice for installment bonus payment procedures.

(c) Non-Renewal Payment. The Company has provided written notice to NMI and the Executive of non-renewal of the Prior Agreement. In order to settle their respective rights and obligations under the Prior Agreement, including with respect to the payment for termination and non-renewal pursuant to Section 3 thereof, and as an amendment for NMI and the Executive to enter into this Agreement, the parties hereto have agreed that the Company shall pay to NMI a lump-sum cash amount of $3,500,000 (the “Non-Renewal Payment), payable as soon as practicable after the Effective Date, taking into account the Company’s cash needs and any restrictions or financial covenants under the Company’s credit facilities or other agreements.

(d) Outstanding Loans. The Company has made loans to the Executive pursuant to Promissory Notes dated September 22, 1999, March 22, 2000 and September 30, 2004, and has made a loan to Nadal Financial Corporation under the Prior Agreement (the "Loans").   The terms of these Loans shall remain in effect in accordance with their terms (and without any modification or amendment of the original terms and conditions of such Loans), and the promissor shall continue to be obligated to make repayment of the Loans as required thereby.  In addition, NMI and the Executive shall cause the prepayments of outstanding principal balances under the Loans in respect of certain payments made under this Agreement, as follows: (i) in respect of the amount of any Annual Bonus paid pursuant to Section 4(b) hereof, prepayments of $100,000 (Cdn) per annum; (ii) in respect of the Non-Renewal Payment pursuant to Section 4(c) hereof, prepayment of $3 million (Cdn); (iii) in respect of any proceeds or income realized upon the exercise, vesting or payment (in cash or in shares) of Equity Incentives (as defined in Section 5 hereof), including awards granted prior to the Effective Date, prepayments of one-third of the “after-tax amount” of such proceeds or income (which may be satisfied by payment in Company stock); and (iv) in respect of any Termination Payment made pursuant to Section 8(b) hereof, prepayment of one-third of the “after-tax amount” of such payment. For purposes hereof, the “after-tax amount” shall be deemed to be 80% of the proceeds, income or payments, as applicable, except to the extent that NMI demonstrates to the Company’s reasonable satisfaction that a lower percentage should apply to reflect a higher effective tax rate applicable to such payments. Any Loan prepayments made in accordance with this Section 4(d) shall first be made against the principal of the individual Loan that has the earliest maturity date at the time of the required prepayment, and shall be made promptly following the receipt of such payment made under this Agreement.

(e) Goods and Services Tax. To the extent that the services to be provided hereunder are rendered in Canada, the Company shall pay to NMI goods and services tax in connection with all payments received by NMI hereunder for such services and shall be responsible for the payment to the applicable taxing authority in Canada, any tax imposed on an employer to the extent of such services. In the event that the Company is required to pay to NMI taxes other than goods and services tax pursuant to this Section 4(e), NMI shall indemnify the Company for the amount of such other taxes to the extent that the Company would not be obliged to pay such other taxes if the services provided by NMI pursuant to this Agreement were provided to the Company by an employee of the Company who is paid a salary equal to the relevant amounts paid to NMI hereunder and to the extent that the Company is not entitled to an input tax credit arising therefrom.

5. Equity Incentives

NMI shall be eligible to receive awards of stock options, stock appreciation rights, restricted stock, stock units and/or other awards of equity incentives with respect to shares of the Company’s common stock, as determined by the Compensation Committee, pursuant to the terms of the Company’s equity incentive plans as in effect from time to time (“Equity Incentives”). For each calendar year during the Term, NMI may receive an annual grant of Equity Incentives with a targeted grant-date value of up to 300% of the then-current Annual Retainer Fee, in the discretion of the Compensation Committee. The determination of the grant-date value for this purposes shall be based upon such reasonable valuation assumptions adopted by the Compensation Committee consistent with the then-applicable standards utilized by the Company under FAS 123, or any successor accounting standard for stock-based compensation. The particular types of Equity Incentives to be awarded and the terms and conditions thereof shall be determined by the Compensation Committee in its discretion. In general, it is intended that the Equity Incentive would become vested and/or exercisable based approximately one-third (1/3) on the continued service of NMI and the Executive, and approximately two-thirds (2/3) on the continued service of NMI and the Executive and the achievement of corporate performance goals to be established by the Compensation Committee.

6. Benefits and Expenses

(a) Benefit Payments. For each calendar year during the Term, the Company shall pay to NMI the amount of $500,000 in respect of all employee benefits and perquisites to be provided by NMI to the Executive, which amount represents the costs of the Company in respect of pension benefits, welfare benefits (including medical, life and disability insurance) and other fringe benefits and perquisites (including automobile allowance and club memberships) which shall be provided to the Executive by NMI. Such amount shall be paid by the Company on a quarterly basis in arrears, and shall be prorated for any partial calendar year period during the Term. The Executive shall not be entitled to participation or coverage under any employee pension, welfare or fringe benefit plan or insurance benefit provided by the Company to its employees and all such coverage shall be provided to the Executive by NMI.

(b) Business Expenses. The Company agrees to pay or to reimburse NMI for all reasonable, ordinary, necessary and documented business expenses incurred during the Term in the performance of its services hereunder in accordance with the policy of the Company as from time to time in effect. NMI shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which it seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require. Such reimbursement shall be made within 30 days after submission of such information.

7. Termination

(a) Termination for Cause. The Company, by direction of the Board, shall be entitled to terminate the services of NMI and the Executive hereunder and the Term hereof for “Cause” upon the giving of written notice to NMI and the Executive. For purposes of this Agreement, the term “Cause” shall mean:

(i) the material failure by NMI to cause the services of the Executive to be provided in accordance with Section 2 hereof;

(ii) the Executive's willful failure or refusal to materially perform his duties and responsibilities to the Company as set forth in Section 3 hereof (other than as a result of a Disability pursuant to Section 7(d) hereof), or to abide by the reasonable directives of the Board, in each case if such failure or refusal is not cured (if curable) within 15 days after written notice thereof by the Company;

(iii) the willful fraud or material dishonesty of the Executive in connection with his position or the performance of duties to the Company (including any misappropriation of the funds or property of the Company), or the willful misconduct of the Executive in connection with his position or the performance his performance of duties to the Company;

(iv) the conviction of Executive in a court of law of, or entering by the Executive of a plea of guilty or no contest to, any felony or any crime involving material dishonesty or theft;

(v) willful failure by the Executive to cooperate as directed by the Board with a bona fide Company internal investigation or an investigation of the Company by governmental, regulatory or law enforcement authorities, if such breach is not cured (if curable) within 15 days after written notice thereof to the Executive by the Company;

(vi) the resignation or other termination of the Executive as the Chief Executive Officer of the Company if at the request or instruction of any governmental, regulatory or law enforcement authority; and

(vii) any material breach by NMI or the Executive of Section 9 hereof, if such breach is not cured (if curable) within 15 days after written notice thereof to the Executive by the Company.

Any notice required to be given by the Company pursuant to this Section 7(a) shall specify the nature of the circumstance alleged to constitute Cause and the provisions of this Agreement relied upon, and shall specify the Date of Termination, which shall not be less than 30 days following the date of such notice. Any termination for Cause shall be effected by a resolution of the 2/3 of the members of the Board, excluding Executive. Prior to the effectiveness of any such termination, Executive shall be afforded an opportunity to meet with the Board, upon reasonable notice under the circumstances, and explain and defend any action or omission alleged to constitute grounds for a termination for Cause; provided that, the Board may suspend Executive from his duties hereunder prior to such opportunity and such suspension shall not constitute a breach of this Agreement by the Company or otherwise form the basis for a termination for Good Reason.

(b) Termination for Good Reason. Provided that a Cause event has not occurred, NMI shall be entitled to terminate the services of NMI and the Executive hereunder and the Term hereof for “Good Reason” effective upon the giving of written notice to the Company within 180 days following the occurrence of the event constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one of the following, without the prior written consent of the Executive:

(i) a material diminution of the Executive’s position or authority as set forth in Section 3 hereof, which breach remains uncured (if curable) for a period of 15 days after written notice of such breach to the Company;

(ii) the Company’s material breach of the compensation and benefits provisions of Sections 4, 5 or 6 hereof, which breach remains uncured (if curable) for a period of 15 days after written notice of such breach to the Company;

(iii) a notice of non-renewal of this Agreement given by the Company pursuant to Section 1 hereof; and

(iv) following a Change in Control (as defined below), the Executive not holding the position of chief executive officer of the ultimate parent corporation or other controlling entity resulting from the Change in Control transaction.

Any notice required to be given by the Executive pursuant to this Section 7(b) shall specify the nature of the circumstance alleged to constitute Good Reason and the provisions of this Agreement relied upon, and shall specify the Date of Termination, which shall not be less than 30 days following the date of such notice.

For the purposes of this Agreement, a “Change of Control” shall have the meaning provided in Section 2(b) of the Company’s 2005 Stock Incentive Plan, as in effect on the Effective Date.

(c) Termination by Company without Cause. The Company, by direction of the Board, shall have the right at any time during the Term to terminate the services of NMI and the Executive hereunder and the Term hereof without Cause by giving 60-days advance written notice to NMI and the Executive, subject to the provisions of Section 8 hereof.

(d) Termination by NMI without Good Reason. NMI shall have the right at any time during the Term to terminate the services of NMI and the Executive hereunder and the Term hereof without Good Reason by giving 60-days advance written notice to the Company.

(e) Termination for Death or Disability. The services of NMI and the Executive hereunder and the Term hereof shall automatically terminate in the event of the Executive's death of “Disability.” For purposes hereof, the term “Disability” shall mean that the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) for periods aggregating 180 days, whether or not continuous, in any continuous period of 360 days. The Company shall have the right to terminate the Agreement hereunder as at the end of any calendar month during the continuance of such Disability upon at least 30 days' prior written notice to NMI and the Executive.

8. Termination Payments and Benefits

(a) Termination for Cause; without Good Reason; Death or Disability. In the event of the termination of the Term hereof (1) by the Company for Cause pursuant to Section 7(a) hereof; (2) by NMI without Good Reason pursuant to Section 7(d) hereof; or (3) by reason of death or Disability of the Executive pursuant to Section 7(e) hereof, then NMI shall be entitled to the following (together, the “Accrued Rights”):

(i) unpaid Annual Retainer Fee through the Date of Termination, and any unpaid reimbursable expenses outstanding as of, the Date of Termination; and

(ii)  all Equity Incentives in accordance with the terms of the applicable plans and award agreements to which the awards are subject.

In the event of termination of the Agreement in the circumstances described in this Section 8(a), except as expressly provided in this Section, the Company shall have no further liability to NMI, the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement, other than any indemnification obligations under the Company’s by-laws.

(b) Termination without Cause; for Good Reason. In the event of a termination of the Term hereof (1) by the Company without Cause pursuant to Section 7(c) hereof; or (2) by NMI for Good Reason pursuant to Section 7(b) hereof, then NMI shall be entitled to the following payments and benefits:

(i)	the Accrued Rights as provided in Section 8(a) hereof;

(ii)
the Annual Bonus with respect to any completed calendar year prior to the Date of Termination, when otherwise payable to the Company’s senior executives generally, but only to the extent earned in accordance with the terms of the Annual Bonus and approved by the Compensation Committee but not already paid (the “Accrued Bonus”);

(iii)
a pro-rata portion of the Annual Bonus with respect to the calendar year in which the Date of Termination occurs, with such pro-rata amount to be equal to the product of (A) the average of the Annual Bonus amounts paid to the Executive for the three (3) calendar years ending immediately preceding the Date of Termination (the “Average Bonus Amount”), times (B) a fraction, (x) the numerator of which is the number of calendar days from January 1 until the Date of Termination, and (y) the denominator of which is 365;

(iv)
a severance payment in an amount equal to the product of 3.0 multiplied by the sum of (A) the amount of then-current Annual Retainer Fee, plus (B) the Average Bonus Amount (the “Termination Payment”). The Termination Payment (less applicable withholding taxes), shall be paid to NMI in a cash lump-sum not later than 15 business days following the Date of Termination, subject to the requirements of Section 8(c) hereof;

(v)	an additional lump-sum cash payment of $1,500,000, which represents the product of 3.0 multiplied by the benefit payment amount under Section 6(a) hereof; and

(vi)
any Equity Incentives granted to NMI on or following the Effective Date shall continue to vest and become exercisable and payable (as applicable) until the third anniversary of the Date of Termination on the same basis as if the Term of this Agreement had remained in effect until such anniversary date, notwithstanding the cessation of the Executive’s service with the Company, including any requirements for performance-based vesting relating to Company business or financial performance (but not individual performance following the Effective Date).

In the event of termination of this Agreement in the circumstances described in this Section 8(b), except as expressly provided in this Section, the Company shall have no further liability to NMI, the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement, other than any indemnification obligations under the Company’s by-laws.

(c) Termination by Reason of Death or Disability. In the event of a termination of the Term hereof by reason of death or Disability pursuant to Section 7(e) hereof, then (i) NMI shall be entitled to payment of the Accrued Rights and the Accrued Bonus, and (ii) the Executive shall be entitled to any insurance benefits pursuant to the life and disability insurance coverages provided by NMI pursuant to Section 6(a) hereof.

(d) Conditions to Payments; No Mitigation. The termination payments and benefits provided under this Section 8(b) shall be conditioned upon NMI and the Executive signing and not revoking the mutual waiver and release substantially in the form attached hereto as Exhibit B, subject to the Company signing such mutual waiver and release.  In the event of a breach by the Executive or NMI of the restrictive covenants of Section 9 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in Section 8(b) hereof, without affecting its rights under this Agreement. NMI and the Executive shall be under no duty to mitigate any termination payments or benefits provided under this Section 8(b).

9. Restrictive Covenants

(a) General. The parties hereto agree that the covenants given in this Section 9 are being given incident to the agreements and transactions described herein, and that such covenants are being given for the benefit of the Company. During the Term, the Executive has and will continue to develop a personal relationship with the clients of the Company and a knowledge of those clients' affairs and requirements, and the relationship of the Company with its established clientele will therefore be placed in the Executive's hands in confidence and trust. The Executive consequently agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the Confidential Information, goodwill and business of the Company, which is valuable to the Company, the Executive makes the covenants contained herein and that the Company would not have entered into this Agreement unless the covenants set forth in this Section 9 were contained in this Agreement. As used in this Section 9, the term "Company" shall include any subsidiaries, affiliates, and agencies of the Company, and the term "client" shall mean anyone who is a present client of the Company, or an identified prospective client with whom the Company has taken substantial steps to establish a relationship, as of the Date of Termination or at any time during the one year period immediately preceding the Date of Termination. As used in this Section 9, the term “Executive” shall refer to the Executive and NMI, collectively.

(b) Non-Competition. The Executive agrees that, during the Term and continuing for two (2) years after the Date of Termination pursuant to a termination of the Term for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, as an individual, employee, officer, consultant, independent contractor, or partner, in association with any other person, business or enterprise, except on behalf of the Company, directly or indirectly, engage in or participate in any business that is competitive with any business that the Company is substantially engaged in during the Term while employing NMI and the Executive, relating to advertising, public relations, or any other marketing communications or marketing consulting services, unless as of the Date of Termination the Company has disposed of or has ceased to be actively engaged in any such business (together, a “Competing Business”), nor shall the Executive make any investments in any Competing Business (except for interests in a publicly held corporation of less than 2% of its outstanding shares). Notwithstanding the foregoing, the Executive shall not be prohibited from engaging in any business in a separate division or subsidiary that is affiliated with a Competing Business, provided that Executive has no responsibilities with respect thereto.

(c) Non-Solicitation of Employees and Clients. The Executive agrees that, during the Restricted Period, the Executive shall not, as an individual, employee, officer consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of the Company, directly or indirectly, and regardless of the reason for the cessation of the Term: (i) attempt in any manner to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through the Executive’s efforts; or (ii) employ as an employee or retain as a consultant any person, firm or entity who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any person, firm or entity other than the Company, other than his personal assistant or secretary.

(d) Confidential Information. During the Term, the Executive will acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients, client contacts, client preferences, creative policies and ideas, advertising campaigns, creative and media materials, graphic design materials, sales promotions and campaigns, sales presentation materials, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Company and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as "Confidential Information". The Executive is aware that the Confidential Information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone (other than counsel in the course of a dispute arising from the alleged disclosure of Confidential Information or as required by law) any Confidential Information, or utilize such Confidential Information for Executive’s own benefit, or for the benefit of third parties. The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any Confidential Information, the Executive will use reasonable efforts to provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9(c) to permit a particular disclosure. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the "Material") compiled by or made available to Executive during the Term (whether or not the Material constitutes or contains Confidential Information), and in connection with the performance of Executive’s duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Agreement or at any other time upon request. Except in connection with Executive’s obligations under the Agreement, the Executive agrees not to make or retain copies or excerpts of any such Material. Anything to the contrary notwithstanding, nothing in this Section 9(c) shall prevent the Executive from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believe may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.

(e) Intellectual Property. During the Term, the Executive will disclose to the Company all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of the Company, including without limitation, any design, logo, slogan, advertising campaign or any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, planning, marketing and/or creative policies and ideas, advertising campaigns, promotional campaigns, media campaigns, budgets, practices, concepts, strategies, methods of operation, financial or business projections, designs, logos, slogans and business plans developed or created by the Executive during the Term, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. The Executive agrees, that at the Company's request and expense, the Executive will take all steps necessary to secure the rights thereto to the Company by patent, copyright or otherwise.

(f) Remedies. If the Executive commits a breach of any of the provisions of this Sections 9, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such actual damages as it can show it has sustained by reason of such breach.

(g) Acknowledgements. The parties acknowledge that the type and periods of restriction imposed in the provisions of this Section 9 are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests and the goodwill associated with the business of the Company. If any of the covenants contained in this Section 9, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitration panel making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in this Section 9 (collectively, the "Restrictive Covenants") is separate, distinct and severable. The existence of any claim, demand, action or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Restrictive Covenant. The unenforceability of any Restrictive Covenant shall not affect the validity or enforceability of any other Restrictive Covenant or any other provision or provisions of this Agreement. The temporal duration of the Restrictive Covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of the Restrictive Covenants set forth herein, and all restrictions shall automatically be extended by the period of the Executive's violation of any such restrictions.

10. Enforceability

The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

11. Assignment

The Company, NMI and the Executive agree that the Company shall have the right to assign this Agreement in connection with any asset assignment of all or substantially all of the Company’s assets, stock sale, merger, consolidation or other corporate reorganization involving the Company and, accordingly, this Agreement shall inure to the benefit of, be binding upon and may be enforced by, any and all successors and such assigns of the Company. The Company, NMI and Executive agree that NMI shall have the right to delegate all or a portion of its right and obligation to provide Executive’s services to the Company hereunder to another company controlled by Executive, with the prior consent of the Company (which consent shall not be unreasonably withheld), provided that the Executive continues to provide the services required under Section 3 hereof, and provided further that the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective. The rights and obligations of the Company and of NMI hereunder shall be binding upon and run in favor of the successors and permitted assigns of the Company and NMI, respectively.

12. Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement, and approved in writing by the Board.

13. Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, specifically Sections 8 through 25 hereof.

14. Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to NMI:

c/o Aird & Berlis
181 Bay Street, Suite 1800
Toronto, ON M5J2T9
Canada
(attn: Jack Bernstein)

If to the Executive:
Miles S. Nadal
PO Box N-1991, Paradise Island
Nassau, Bahamas

If to the Company:

c/o MDC Partners Inc.
950 Third Avenue
New York, NY 10022
Attention: General Counsel
Fax: (212) 937-4365

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

15. Applicable Law

This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the state of New York and the federal laws of the United States applicable therein.

16. No Conflict

NMI and the Executive represents and warrants that neither is subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent either such party from entering into this Agreement or which would be breached by either such party upon the performance of their duties pursuant to this Agreement.

17. Entire Agreement

This Agreement represents the entire agreement between the Company, NMI and the Executive with respect to the provision of services of NMI and the Executive to the Company, and all prior agreements with respect thereto, including, without limitation, the Prior Agreement, shall be nullified and superseded hereby except to the extent provided for herein.

18. Arbitration

Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in the City of New York, New York, by and in accordance with the with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, or any successor organization, then in effect (collectively, the "Rules"). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 19(b) ("Demand for Arbitration"). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the parties agree to share the cost of the Arbitrator’s fees. If NMI or the Executive substantially prevails in any such arbitration, then the Company shall pay all legal fees incurred by NMI and the Executive to arbitrate the dispute, and all arbitration fees.

19. Headings

The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

20. Tax Withholding and Reporting; Currency

With respect to any rights, payments or benefits to or on behalf of NMI of the Executive under this Agreement, the Company shall comply with applicable tax reporting and tax withholding obligations as it deems appropriate, and shall have the right to withhold or deduct from any such amounts hereunder such federal, state or local taxes as it shall determine are required to be withheld pursuant to any applicable law or regulation, including the laws of the United States and Canada and their respective subdivisions. Except as otherwise provided herein, all dollar amounts referred to in this Agreement are denominated in United States currency.

21. 409A Compliance

This Agreement is intended to comply, to the extent applicable, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be so interpreted. Notwithstanding anything herein to the contrary, (i) if on the Termination Date Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination the Agreement is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will (A) defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Termination Date (or the earliest date as is permitted under Section 409A of the Code), and (B) add to such payment or benefit an interest payment for the six-month period calculated using the short-term Applicable Federal Rate (monthly compounded) as in effect on the date of termination under Section 1274(d) of the Internal Revenue Code and (ii) if any other payments of money or other benefits due to NMI or the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the parties agree to restructure the payments or benefits to comply with Section 409A of the Code in a manner which does not diminish the value of such payments and benefits to NMI or the Executive.

22. Section 280G Provision. NMI and the Executive shall be entitled to the rights provided under Exhibit C of this Agreement.

23. Counterparts

This Agreement may be executed in two counterparts or by facsimile transmission, both of which taken together shall constitute one instrument.

24. No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the Company, NMI and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

25. Company Artwork. Not later than the first anniversary of the Effective Date, the Executive shall have arranged for the purchase and/or transfer of collectible artwork shared by the Company and the Executive based upon appraised fair market values which the Company, NMI and the Executive have mutually agreed upon (net of the amount mutually agreed upon as representing the commission that would otherwise be payable upon sale of the artwork). The Company shall prepare the necessary documents of title transfer and receipts to effect such transfer and settlement. All necessary parties shall use their reasonable efforts to execute any documents reasonably necessary to effectuate the foregoing.

*  *  *  *  *

IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the day and year first above written.

MDC Partners Inc.

By:
Name: Title:

Nadal Management, Inc.

By:
Name:
Title:

Miles Nadal

Miles Nadal

Nadal Financial Corporation (solely for purposes of Sections 4(d) and 17 hereof)

By:
Name:
Title:

Exhibit A to Management Services Agreement

LIST OF COMPANIES

The Companies for which Executive currently is an investor in, as of the Effective Date, are as follows:

Peerage Capital Fund - Founder - limited partner
Peerage Capital Group - Founder - general partner
Trapeze - Media Inc. - founding investor and shareholder

Exhibit B to Management Services Agreement

MUTUAL RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This MUTUAL RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed and delivered (A) by MILES NADAL (“Executive”) and NADAL MANAGEMENT, INC. (“NMI”) to MDC PARTNERS INC. (the “Company”), and (B) by the COMPANY to EXECUTIVE and NMI.

In consideration of mutual payments, rights and benefits provided under the Management Services Agreement between Executive, NMI and the Company, dated April 30, 2007 (the “Management Services Agreement”), Executive, NMI and the Company hereby agree as follows:

Section 1. Severance Benefit. Executive and NMI specifically acknowledge and agrees that all payments and benefits pursuant to Section 8 of the Management Services Agreement are in full satisfaction of all amounts due to Executive and NMI as severance pay or benefits from the Company or its affiliates. Without limiting the generality of Section 2 below, Executive and NMI voluntarily release and waive any and all rights that Executive or NMI may have or may have had under the Management Services Agreement or to any other severance pay or benefits from the Company or any of its affiliates.

Section 2. Release and Covenant by the Executive and NMI. NMI and Executive each voluntarily release and forever discharges the Company and its affiliates, their respective officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company and its affiliates) (together, “Releasees”) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which Executive, NMI, and their respective dependents, relatives, heirs, executors, administrators, successors and assigns has or have against Releasees on their behalf upon or by reason of any matter arising out of the Management Services Agreement, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other federal or state law, regulation or ordinance, or public policy, contract or tort law, having any bearing whatsoever on the terms and conditions or cessation of the Management Services Agreement. Except as expressly stated herein, this release shall not, however, constitute a waiver of any of NMI’s rights under the Management Services Agreement (including without limitation, any right to indemnification).

Section 3. Release and Covenant by the Company. In exchange for NMI and Executive’s promises in this Mutual Release, Company agrees to make the all payments and benefits pursuant to Section 8 of the Management Services Agreement on the terms and conditions described therein. In consideration of NMI and Executive's agreements and covenants in this Mutual Release, the Company, on behalf of the Releasees, forever releases and waives any and all claims, counts, causes of action and demands of any kind or nature for money or anything else, whether such claims are known or unknown, against NMI and Executive, that arose prior to NMI and Executive’s signing of this Mutual Release or that relate in any way to the Management Services Agreement or the Executive’s performance thereunder, except for claims, demands, actions or causes of actions arising out of or relating to (i) the Loans (as defined in the Management Service Agreement) or any other debt or credit obligations of NMI or the Executive or their respective affiliates to the Releasees, (ii) acts or omissions that only become known to the Company after the date of this Mutual Release and that involve intentional gross misconduct with respect to the Company, (iii) any claims arising out of actions taken by NMI or the Executive after the date of this Mutual Release or (iv) any of the Company’s rights under the Management Services Agreement.

Section 4. Due Care. NMI and Executive acknowledge that NMI and Executive have received a copy of this Mutual Release prior to its execution and has been advised hereby of their opportunity to review and consider this Release for [21 or 45 days - as applicable under ADEA] prior to its execution. NMI and Executive are hereby advised and acknowledges that they have been advised to consult with an attorney prior to executing this Mutual Release. NMI and Executive enter into this Mutual Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Mutual Release shall be revocable by NMI and Executive during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period.

Section 5. Reliance by Executive, NMI and Company. NMI and Executive acknowledge that, in NMI and Executive’s decision to enter into this Mutual Release, NMI and Executive have not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Mutual Release. The Company acknowledges that, in its decision to enter into this Mutual Release, the Company had not relied on any representations, promises or agreements of any kind, including oral statements by the Executive, except as set forth in this Mutual Release.

This MUTUAL RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by Executive, NMI and the Company on _________________.

MDC Partners Inc.

By:
Name:
Title:

Nadal Management, Inc.

By:
Name:
Title:

Nadal Financial Corporation

By:
Name:
Title:

Exhibit C to Management Services Agreement

EXCISE TAX GROSS UP

A. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then NMI shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by NMI of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, NMI retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section A of Exhibit C, if it shall be determined that NMI is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to NMI and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 8(b), unless an alternative method of reduction is elected by NMI, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to NMI. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section A of Exhibit C.

B. Subject to the provisions of Section C of Exhibit C, all determinations required to be made under this Exhibit C, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm to be designated jointly by the Company and NMI (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company and NMI within 15 business days of the receipt of notice from NMI that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit C, shall be paid by the Company to NMI within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company, NMI and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section C of Exhibit C and NMI thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of NMI .

C. NMI shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after NMI is informed in writing of such claim. NMI shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. NMI shall not pay such claim prior to the expiration of the 30-day period following the date on which NMI gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies NMI in writing prior to the expiration of such period that the Company desires to contest such claim, NMI shall:

a. give the Company any information reasonably requested by the Company relating to such claim,

b. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

c. cooperate with the Company in good faith in order effectively to contest such claim, and

d. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold NMI harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section C of Exhibit C, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of NMI and direct NMI to sue for a refund or contest the claim in any permissible manner, and NMI agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs NMI to sue for a refund, the Company shall indemnify and hold NMI harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of NMI with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and NMI shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

D. If, after the receipt by NMI of a Gross-Up Payment or payment by the Company of an amount on NMI’s behalf pursuant to Section C of Exhibit C, NMI becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, NMI shall (subject to the Company’s complying with the requirements of Section C of Exhibit C, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on NMI’s behalf pursuant to Section C of Exhibit C, a determination is made that NMI shall not be entitled to any refund with respect to such claim and the Company does not notify NMI in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

E. Notwithstanding any other provision of this Exhibit C, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of NMI, all or any portion of any Gross-Up Payment, and NMI hereby consents to such withholding.

F. Definitions. The following terms shall have the following meanings for purposes of this Exhibit C.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of NMI, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times the “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.